Exhibit 99

We don’t make home loans
We make home loans possible

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Ryan E. Daniels, Corporate Relations, (414) 347-6436, ryan_daniels@mgic.com

MGIC Investment Corporation
Third Quarter Net Income of $134.1 Million

MILWAUKEE (October 14, 2004) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended September 30, 2004 of $134.1 million, compared with the $105.1 million for the same quarter a year ago. Diluted earnings per share was $1.36 for the quarter ending September 30, 2004, compared to $1.06 for the same quarter a year ago.

Net income for the first nine months was $418.7 million, compared with $390.0 million for the same period last year, an increase of 7.3 percent. For the first nine months of 2004, diluted earnings per share was $4.25 compared with $3.94 last year, a 7.9 percent increase.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that earnings were higher for the quarter due to a decrease in credit losses, increased contributions from joint ventures, and lower expenses. As expected, earned premiums continued to decline reflecting the 6% decrease of insurance in force from one year ago.

Total revenues for the third quarter were $391.0 million, down 8.5 percent from $427.4 million in the third quarter of 2003. The decrease in revenues resulted from a 6.5 percent decline in net premiums earned to $324.2 million and a decrease in other revenues. Net premiums written for the quarter were $320.8 million, compared with $346.6 million in the third quarter last year, a decrease of 7.4 percent.

New insurance written in the third quarter was $18.0 billion, compared to $28.0 billion in the third quarter of 2003. New insurance written for the quarter included $6.0 billion of bulk business compared with $7.3 billion in the same period last year. New insurance written in the first nine months of 2004 was $47.1 billion compared to $77.5 billion for the same period last year and includes $11.0 billion of bulk business compared to $20.6 billion in the same period last year.

Persistency, or the percentage of insurance remaining in force from one year prior, was 59.4 percent at September 30, 2004, compared with 47.1 percent at December 31, 2003, and 44.9 percent at September 30, 2003. As of September 30, 2004, MGIC’s primary insurance in force was $179.8 billion, compared with $189.6 billion at December 31, 2003, and $191.0 billion at September 30, 2003. The book value of MGIC Investment Corporation’s investment portfolio was $5.6 billion at September 30, 2004, compared with $5.2 billion at December 31, 2003, and $5.1 billion at September 30, 2003.

At September 30, 2004, the percentage of loans that were delinquent, excluding bulk loans, was 3.80 percent, compared with 3.76 percent at December 31, 2003, and 3.67 percent at September 30, 2003. Including bulk loans, the percentage of loans that were delinquent at September 30, 2004 was 5.80 percent, compared to 5.57 percent at December 31, 2003, and 5.41 percent at September 30, 2003.

Losses incurred in the third quarter were $169.8 million, down from $220.7 million reported for the same period last year due to a decrease in the delinquency inventory. Underwriting expenses were $69.7 million in the third quarter down from $77.7 million reported for the same period last year due to decreases in underwriting volumes.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $179.8 billion primary insurance in force covering 1.45 million mortgages as of September 30, 2004. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through November 14, 2004.

This press release which includes certain additional statistical and other information, including non-GAAP financial information, is available in the Company’s website at www.mgic.com under “Investor – News and Financials – News Releases.”

Safe Harbor Statement

Forward-Looking Statements and Risk Factors:

The Company’s revenues and losses could be affected by the risk factors discussed below, which are an integral part of Management’s Discussion and Analysis. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that the Company may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as the Company “believes”, “anticipates” or “expects”, or words of similar import, are forward looking statements. The Company is not undertaking any obligation to update any forward looking statements it may make.

As the domestic economy deteriorates, more homeowners may default and the Company’s losses may increase.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values. The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, a greater percentage of the Company’s volume than in the past has included segments that the Company views as having a higher probability of claim, including loans with LTV ratios over 95%, FICO credit scores below 620 or limited underwriting, including limited borrower documentation.

Approximately 8% of the Company’s risk in force written through the flow channel, and more than half of the Company’s risk in force written through the bulk channel, consists of ARMs. The Company believes that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment. In addition, the Company believes the volume of “interest-only” loans has recently increased. Because interest-only loans are a relatively recent development, the Company has no data on their historical performance. The Company believes claim rates on certain interest-only loans will be substantially higher than on comparable loans requiring amortization. Interest-only loans may also be ARMs.

The performance of the servicing function on a mortgage loan, particularly a subprime loan, can affect the likelihood that the loan will default as well as the loss resulting from a default. The Company believes Select Portfolio Servicing (“Select”) f/k/a Fairbanks Capital Corp. is the servicer of approximately 1.1% of the loans insured by the Company and approximately 5.2% of the loans insured by the Company written through the bulk channel (a substantial number of which are subprime). In 2003, the servicer ratings assigned to Select by Moody’s and S&P were downgraded to “below average” due in part to concerns expressed by those rating agencies about Select’s regulatory compliance and operational controls. In the second quarter of 2004, these rating agencies raised Select’s service ratings to “average.”

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.

Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company

•	Genworth Financial f/k/a/ GE Capital Mortgage Insurance Corporation

•	United Guaranty Residential Insurance Company

•	Radian Guaranty Inc.

•	Republic Mortgage Insurance Company

•	Triad Guaranty Insurance Corporation

•	CMG Mortgage Insurance Company

Assured Guaranty Limited f/k/a/ AGC Holdings Limited, a financial guaranty company whose mortgage insurance business is primarily reinsurance, has announced that it intends to write investment grade mortgage guaranty insurance on a direct basis.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

During the 1990s, the Company’s year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At September 30, 2004 persistency was at 59.4%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, the Company does not expect persistency will approach its December 31, 1990 level.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce our revenues.

The factors that affect the volume of low-down-payment mortgage originations include:

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.

If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.

Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan- to-value ratio,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that 80-10-10 loans and related products are a significant percentage of mortgage originations in which borrowers make down payments of less than 20% and that their use, which the Company believes is primarily by borrowers with higher credit scores, continues to increase.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to litigation risk.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including the Company’s MGIC subsidiary, have been involved in litigation alleging violations of the Real Estate Settlement Procedures Act, which is commonly known as RESPA. MGIC’s settlement of litigation against it under RESPA became final in October 2003. There can be no assurance that MGIC will not be subject to future litigation under RESPA.

In March 2003 an action against MGIC was filed in Federal District Court in Orlando, Florida seeking certification of a nationwide class of consumers who were required to pay for private mortgage insurance written by MGIC and whose loans were insured at less than MGIC’s “best available rate” based on credit scores obtained by MGIC. The action alleges that the Federal Fair Credit Reporting Act (“FCRA”) requires a notice to borrowers of such “adverse action” and that MGIC has violated FCRA by failing to give such notice. The action seeks statutory damages (which in the case of willful violations, in addition to punitive damages, may be awarded in an amount of $100 to $1,000 per class member) and/or actual damages of the persons in the class, and attorneys fees, as well as declaratory and injunctive relief. The action also alleges that the failure to give notice to borrowers in Florida in the circumstances alleged is a violation of Florida’s Unfair and Deceptive Acts and Practices Act and seeks declaratory and injunctive relief for such violation. In December 2003, the Court denied MGIC’s motion seeking dismissal of the portion of the case covering damages under FCRA but dismissed the remainder of the case. In June 2004, the Court denied the plaintiffs motion to certify the class. There can be no assurance that the outcome of the litigation will not materially affect the Company’s financial position or results of operations. Similar actions are pending against six other mortgage insurers.

Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was recently withdrawn.

The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance was required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, the Company’s revenues could have been adversely affected to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(in thousands of dollars, except per share data)
Net premiums written	$320,803	$346,612	$968,991	$1,008,700

Net premiums earned	$324,224	$346,605	$996,868	$1,015,896
Investment income	54,187	50,049	159,642	151,446
Realized gains (losses)	(228)	6,740	15,025	33,375
Other revenue	12,851	23,987	38,087	67,247

Total revenues	391,034	427,381	1,209,622	1,267,964
Losses and expenses:
Losses incurred	169,802	220,726	514,552	536,057
Underwriting, other expenses	69,738	77,704	211,560	232,788
Interest expense	10,310	10,191	30,760	30,892
Ceding commission	(956)	(904)	(2,741)	(2,484)

Total losses and expenses	248,894	307,717	754,131	797,253

Income before tax and joint ventures	142,140	119,664	455,491	470,711
Provision for income tax	37,649	27,504	124,210	122,948
Income from joint ventures, net of tax	29,578	12,969	87,385	42,253

Net income	$134,069	$105,129	$418,666	$390,016

Diluted weighted average common shares outstanding (Shares in thousands)	98,386	98,825	98,578	99,083

Diluted earnings per share	$1.36	$1.06	$4.25	$3.94

NOTE:	See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains (losses) and C-BASS.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	September 30,	December 31,	September 30,
	2004	2003	2003
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,575,367	$5,205,161	$5,105,082
Cash	2,820	23,612	9,068
Reinsurance recoverable on loss reserves (2)	17,379	18,074	18,730
Prepaid reinsurance premiums	7,173	7,528	7,457
Home office and equipment, net	35,742	36,722	37,543
Deferred insurance policy acquisition costs	29,298	32,613	33,735
Other assets	631,565	593,677	529,797

	$6,299,344	$5,917,387	$5,741,412

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	1,150,610	1,061,788	956,541
Unearned premiums	139,903	168,137	162,248
Short- and long-term debt	599,726	599,680	604,717
Other liabilities	283,218	290,880	318,902

Total liabilities	2,173,457	2,120,485	2,042,408
Shareholders’ equity	4,125,887	3,796,902	3,699,004

	$6,299,344	$5,917,387	$5,741,412

Book value per share	$42.12	$38.58	$37.55

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	199,712	228,061	247,014
(2) Loss reserves, net of reinsurance recoverable on loss reserves	1,133,231	1,043,714	937,811

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains (losses)	$(228)	$6,740	$15,025	$33,375
Income taxes at 35%	(80)	2,359	5,259	11,681

After tax realized gains (losses)	(148)	4,381	9,766	21,694
Weighted average shares	98,386	98,825	98,578	99,083

Diluted EPS contribution from realized gains (losses)	$—	$0.04	$0.10	$0.22

Diluted earnings per share contribution from the company’s C-BASS joint venture:
C-BASS contribution	$17,999	$12,267	$73,662	$43,342
Income taxes at 35%	6,300	4,293	25,782	15,170

After tax C-BASS contribution	11,699	7,974	47,880	28,172
Weighted average shares	98,386	98,825	98,578	99,083

Diluted EPS contribution from C-BASS	$0.12	$0.08	$0.49	$0.28

Management believes the diluted earnings per share contribution from realized gains (losses) provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings. Management believes the diluted earnings per share contribution from C-BASS provides useful information to investors because it shows the after-tax contribution from this joint venture, which is not controlled by the Company, to earnings.

OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$18,047	$27,988	$47,101	$77,513

New risk written ($ millions):
Primary	$4,946	$7,204	$12,533	$20,168

Pool (1)	$55	$204	$153	$689

Product mix as a % of primary flow NIW
95% LTVs	31%	32%	32%	31%
ARMs	16%	6%	14%	7%
Refinances	23%	48%	30%	50%
Net paid claims ($ millions)
Flow	$70	$55	$204	$139
Bulk (2)	56	46	164	111
Second mortgage	3	8	12	22
Other	15	15	46	38

	$144	$124	$426	$310

(1)	Represents contractual aggregate loss limits and, for the three and nine months ended September 30, 2004 and 2003, for $252 million, $820 million, $702 million and $2,081 million, respectively, of risk without such limits, risk is calculated at $16 million, $42 million, $47 million and $127 million, respecively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of
	September 30,	December 31,	September 30,
	2004	2003	2003
Direct Primary Insurance In Force ($ millions)	179,827	189,632	190,963
Direct Primary Risk In Force ($ millions)	46,535	48,658	48,808
Direct Pool Risk In Force ($ millions) (1)	2,998	2,895	2,753
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio	7.1:1	8.1:1	8.2:1
Primary Insurance:
Insured Loans	1,447,051	1,551,331	1,573,265
Persistency	59.4%	47.1%	44.9%
Total loans delinquent	83,940	86,372	85,039
Percentage of loans delinquent (delinquency rate)	5.80%	5.57%	5.41%
Loans delinquent excluding bulk loans	43,496	45,259	44,717
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.80%	3.76%	3.67%
Bulk loans delinquent	40,444	41,113	40,322
Percentage of bulk loans delinquent (delinquency rate)	13.40%	11.80%	11.41%
A-minus and subprime credit loans delinquent (2)	35,135	34,525	33,583
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	15.75%	14.14%	13.73%

(1)	Represents contractual aggregate loss limits and, at September 30, 2004, December 31, 2003 and September 30, 2003, respectively, for $4.8 billion, $4.9 billion and $4.0 billion of risk without such limits, risk is calculated at $395 million, $353 million and $288 million, the estimated amounts that would credit enhance these loans to ‘AA’ level based on a rating agency model.

(2)	A-minus and subprime credit is included in flow, bulk and total.

ADDITIONAL INFORMATION

	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Q1 2004	Q2 2004	Q3 2004
Insurance inforce
Flow ($ bil)	$159.4	$160.8	$158.5	$154.9	$150.3	$145.7	$144.8	$143.0	$140.6	$140.0
Bulk ($ bil)	$35.1	$35.8	$38.5	$40.8	$43.3	$45.3	$44.8	$42.3	$39.8	$39.8
Risk inforce
% Prime (FICO 620 & >)	85.8%	85.5%	84.9%	83.8%	82.9%	82.2%	82.4%	83.0%	83.7%	83.9%
% A minus (FICO 575 - 619) (1)	n/a	9.9%	10.4%	11.2%	12.0%	12.6%	12.6%	12.3%	11.8%	11.6%
% Subprime (FICO < 575) (1)	n/a	4.6%	4.7%	5.0%	5.1%	5.2%	5.0%	4.7%	4.5%	4.5%
Bulk % of risk inforce by credit grade
Prime (FICO 620 & >)	54.5%	54.3%	55.1%	53.7%	54.1%	54.4%	55.0%	55.6%	56.3%	57.4%
A minus (FICO 575 - 619) (1)	n/a	26.9%	27.4%	28.7%	29.6%	30.1%	30.1%	29.9%	29.4%	28.3%
Subprime (FICO < 575) (1)	n/a	18.8%	17.5%	17.6%	16.3%	15.5%	14.9%	14.5%	14.3%	14.3%
Flow % of risk inforce by credit grade
% Prime (FICO 700 and >)	52.3%	51.9%	51.1%	50.4%	50.0%	49.7%	49.8%	49.9%	49.9%	50.3%
% Prime (FICO 620 - 699)	40.9%	41.2%	41.8%	42.4%	42.7%	43.0%	43.0%	43.0%	43.0%	42.8%
% A minus (FICO 575 - 619) (1)	n/a	5.8%	5.9%	6.0%	6.1%	6.1%	6.0%	5.9%	5.9%	5.8%
% Subprime (FICO < 575) (1)	n/a	1.1%	1.2%	1.2%	1.2%	1.2%	1.2%	1.2%	1.2%	1.1%
New insurance written
Flow ($ bil)	$16.1	$17.4	$19.5	$17.4	$18.8	$20.7	$14.2	$10.8	$13.2	$12.1
Bulk ($ bil)	$5.7	$4.5	$5.8	$6.7	$6.6	$7.3	$5.1	$2.1	$2.9	$6.0
Average loan size of Insurance in force (000’s)
Flow	$115.5	$116.5	$117.0	$117.6	$118.4	$119.4	$120.4	$120.9	$121.4	$122.2
Bulk	$130.9	$128.3	$127.5	$127.3	$127.2	$128.1	$128.4	$127.8	$128.3	$132.0
Average Coverage Rate of Insurance in force
Flow	23.8%	23.9%	24.2%	24.1%	24.4%	24.6%	24.8%	24.4%	24.5%	24.6%
Bulk	23.2%	23.8%	24.7%	25.9%	27.1%	28.2%	29.0%	30.2%	30.1%	30.2%
Paid Losses (000’s)
Average severity flow	$19.5	$20.3	$22.1	$23.6	$23.5	$22.9	$23.8	$25.0	$25.0	$25.2
Average severity bulk	$19.7	$19.1	$19.2	$21.8	$21.9	$22.0	$23.4	$22.8	$22.7	$23.9
Average severity total	$19.6	$19.7	$20.9	$22.9	$22.7	$22.5	$23.6	$24.0	$23.9	$24.6
Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (2)	36.1%	38.9%	41.5%	42.8%	44.0%	45.3%	46.1%	46.7%	47.1%
% Quarterly NIW (flow only) subject to risk sharing (2)	52.3%	54.8%	54.1%	51.9%	53.2%	53.4%	50.8%	51.2%	53.2%
Premium ceded (millions)	$23.5	$27.7	$27.3	$30.0	$29.5	$28.8	$28.4	$29.0	$29.0	$30.5
Documentation Type — % of Risk in Force that is Alt A
Bulk (3)	n/a	n/a	n/a	n/a	n/a	n/a	24.8%	24.7%	24.6%	24.6%
Flow (3)	n/a	n/a	n/a	n/a	n/a	n/a	6.7%	6.9%	7.2%	6.9%
Total (3)	n/a	n/a	n/a	n/a	n/a	n/a	11.7%	11.7%	11.6%	11.5%
Other:
Shares repurchased
# of shares (000)	2,260.5	3,111.2	551.4	1,868.1	331.4	0.0	94.5	395.0	319.5	682.1
Average price	$69.59	$51.29	$47.72	$39.76	$45.04	$—	$52.29	$67.48	$71.88	$67.62
C-BASS Investment	$144.7	$152.1	$168.7	$178.5	$197.3	$204.6	$219.8	$228.7	$243.0	$261.5
Sherman Investment (4)	$42.8	$48.2	$54.4	$42.3	$49.3	$52.3	$63.7	$45.8	$46.3	$71.2
GAAP loss ratio	22.3%	33.8%	45.2%	42.8%	51.3%	63.7%	65.7%	55.8%	46.5%	52.4%
GAAP expense ratio	14.5%	14.1%	15.0%	14.3%	15.0%	14.0%	13.1%	13.7%	15.1%	14.7%

Footnotes:

(1)	Data not tracked prior to Q3 2002

(2)	Latest Quarter data not available due to lag in reporting

(3)	Data not tracked prior to Q4 2003

(4)	Ownership reduced from 45.5% to 41.5% in Q1 2003